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                                                                   EXHIBIT 11.1

                              CAMDEN PROPERTY TRUST
                    COMPUTATION OF EARNINGS PER COMMON SHARE

(In thousands, except per share amounts)

                                                                            THREE MONTHS              NINE MONTHS
                                                                        ENDED SEPTEMBER 30,       ENDED SEPTEMBER 30,
                                                                       ----------------------   -----------------------
                                                                         1998          1997       1998           1997
                                                                       --------      --------   --------       --------
BASIC EARNINGS PER SHARE:
 Weighted Average Common Shares Outstanding                              44,370        30,410     40,115         24,487
                                                                       ========      ========   ========       ========
       Basic Earnings Per Share                                        $   0.33      $   0.27   $   0.83       $   0.77
                                                                       ========      ========   ========       ========

DILUTED EARNINGS PER SHARE:
 Weighted Average Common Shares Outstanding                              44,370        30,410     40,115         24,487
 Shares Issuable from Assumed Conversion of:
       Common Share Options and Awards Granted                              387           372        414            304
       Minority Interest Units*                                           2,680         2,346      2,587
                                                                       --------      --------   --------       --------
 Weighted Average Common Shares Outstanding, as Adjusted                 47,437        33,128     43,116         24,791
                                                                       ========      ========   ========       ========
       Diluted Earnings Per Share                                      $   0.31      $   0.27   $   0.79       $   0.76
                                                                       ========      ========   ========       ========

EARNINGS FOR BASIC AND DILUTED COMPUTATION:
 Net Income                                                            $ 16,993      $  8,260   $ 40,208       $ 18,753
 Less:  Dividends on Preferred Shares                                     2,343                    7,029
                                                                       --------      --------   --------       --------

 Net Income to Common Shareholders                                       14,650         8,260     33,179         18,753
       (Basic Earnings Per Share Computation)
 Minority Interests*                                                         59           612      1,043
                                                                       --------      --------   --------       --------
 Net Income to Common Shareholders, as Adjusted (Diluted
       Earnings Per Share Computation)                                 $ 14,709      $  8,872   $ 34,222       $ 18,753
                                                                       ========      ========   ========       ========

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* Minority  interest units were antidilutive for the nine months ended September
  30, 1997.